Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this 3rd day of February, 2016 between VIVOPOWER USA, LLC (the “Company”), a Delaware Limited Liability Company, having a mailing address at 140 Broadway, 28th Floor, New York, New York 10005 and DAVID PILOTTE an individual (the “Employee”), having a mailing address at 4545 Crosstimber Drive, Plano, Texas 75093.

WHEREAS, the Company desires that Employee provide services to the Company; and

WHEREAS, Employee wishes to provide services to the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.     POSITION AND DUTIES. Employee shall be employed in the position of Chief Financial Officer. The primary duties of the position include the responsibility for all administrative, financial, and risk management operations of the company, including the development of a financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results and raising capital for the company as legally required. The CFO must ensure all entities under the company comply with legislation and perform such other duties as may be assigned from time to time.

2.     OBLIGATIONS TO THE COMPANY. Employee shall at all times faithfully perform all of the duties and obligations required of and from Employee, consistent and commensurate with Employee’s position, to the best of his ability and experience pursuant to the terms hereof and to the satisfaction of the Company. During Employee’s employment with the Company, Employee will use his best efforts to promote the interests of the Company and shall devote substantially all of his business time and attention to the business and affairs of the Company and the Company shall be entitled to all of the benefits and profits arising from or incident to his services for the Company.

3.	COMPENSATION AND BENEFITS.

(a)     Salary. Employee shall receive, for employment services to be rendered under this Agreement, a base salary (“Base Salary”) of USD$360,000 per year. Such Base Salary shall be payable in installments on the Company’s ordinary payroll dates, less standard deductions and required withholdings. Employee’s Base Salary shall be reviewed annually. Employee will be an exempt employee not eligible for payment of overtime.

(b)     Performance Bonus. Employee will be eligible to participate in a bonus pool (target of up to 50-100% of base compensation) to be based on key performance indicators that relate to both the Company’s performance and Employee’s individual performance in his role at the Company, subject to terms and conditions to be established by the Company. The amount and timing of payment of the Performance Bonus is at the sole discretion of the Company and shall be subject to all required withholdings. Employee must be employed on the date of payment in order to receive the Performance Bonus. No pro-rated payments shall be made.

(c)     Standard Company Benefits. Employee shall be entitled to all other rights and benefits for which Employee is eligible under the terms and conditions of any Company benefit plans, programs, or practices that may be in effect from time to time and provided by the Company to its employees of comparable position. The Company may alter, add to, modify or terminate its benefits plans at any time it determines in its sole judgment to be appropriate.

(d)     Expenses. Employee shall be entitled to receive reimbursement of all reasonable and authorized expenses incurred by Employee in performing Company services in accordance with Company’s expense reimbursement or other policies. In accordance with such policies, Employee shall timely furnish the Company with adequate records and other documentary evidence of such expenses for which Employee seeks reimbursement, and such expenses shall be accounted for under such policies and procedures established by the Company.

(e)     Paid Time Off. Employee shall accrue not less than 20 days of paid time off (“PTO”) per year in accordance with the Company’s PTO policies. In addition, Employee shall be entitled, without loss of pay, to be absent voluntarily from the performance of employment duties for such periods of time and for such valid and legitimate reasons as the Board in its discretion may determine.

4.     PARTICIPATION PLAN. Employee initially will be eligible to participate in a Carried Interest Participation Plan (“Participation Plan”) under such terms and conditions as determined by the Company at its discretion which will be subject to a number of customary conditions and restrictions, including vesting periods and employment tenure, to be further defined in the aforementioned Participation Plan. Employee’s continued participation in the Participation Plan, and the amount(s) to which his will be eligible to receive thereunder, shall be subject to the Company’s sole discretion. Amounts payable under the Participation Plan shall be subject to all required withholdings.

5.	TERMINATION OF EMPLOYMENT.

(a)     Employment. Employee’s employment shall be on an “at will” basis. The Company may terminate the employment relationship at any time, for any reason, with or without cause or notice. Employee may terminate the employment relationship at any time, for any reason, with or without cause, upon providing at least thirty (30) days advance written notice to the Company prior to the termination of Employee’s employment. In the event Employee gives such notice, the Company may deem such notice to have immediate effect by payment of salary through the date of termination specified in such notice by Employee, which termination date shall not exceed thirty (30) days after the notice date.

(b)     Accrued Compensation. Except as set forth in Paragraph 5(c) below, in the event of a termination of employment, Employee shall only be entitled to (i) any accrued salary, (ii) any benefits under any plan of the Company in which Employee is a participant to the full extent of Employee’s rights under such plan, (iii) any accrued unused vacation pay, and (iv) any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination (collectively “Accrued Compensation”) which will be paid within ten (10) business days after his termination of employment with the Company (or at such other times as provided under any benefit plan in which Employee participates), and thereafter the Company’s obligations hereunder shall terminate. Payments of Accrued Compensation shall be subject to all required withholdings.

(c)     Severance Compensation. In the event Employee’s employment is terminated by the Company without “Cause” (as defined below), and provided Employee timely executes a general release of known and unknown claims and such other provisions including without limitation, confidentiality and non-disparagement, in a form prescribed by the Company substantially similar to Exhibit A attached hereto (“Release”) in a timely manner and does not exercise his right to revoke the Release (if applicable), Employee shall receive severance in the form of six (6) months’ continuation of Employee’s then Base Salary, subject to applicable payroll and tax withholding. The Release will be delivered to Employee on the date of his termination of employment with the Company. The Severance Compensation described herein shall be paid in installments in accordance with the Company’s normal payroll cycle commencing the first payroll after the sixtieth (60th) day following Employee’s termination. For the avoidance of doubt, Employee is only eligible for Severance Compensation in the event his employment is terminated by the Company without Cause.

Termination shall be for “Cause” in the event of the occurrence of any of the following:

(i) Employee’s conviction of a felony crime involving moral turpitude or dishonesty, or a plea of guilty or no contest to such felony crime; or (ii) Employee’s participation in a fraud or any material act of dishonesty against the Company; or (iii) Employee’s failure or refusal to perform Employee’s duties, provided Employee is given written notice of, and at least ten (10) days opportunity to cure, such failure or refusal; or (iv) Employee’s failure or refusal to act in accordance with any lawful and proper direction or order of Management, provided Employee is given written notice of, and at least ten (10) days opportunity to cure, such failure or refusal; or (v) Employee’s gross negligence or willful misconduct in the performance of Employee’s duties or (vi) Employee’s material failure to satisfactorily perform his duties in connection with this Agreement after the Company provides written notice to the Employee and a thirty (30) day opportunity to cure, provided that such deficiency(ies) are curable; or (vii) a material misrepresentation or breach by Employee of this Agreement, of any other Company policy or his fiduciary duties to the Company.

(d)     Termination Obligations. If Employee’s employment terminates for any reason, Employee shall be deemed to have terminated from all positions with the Company (including resignation of membership on the Board) effective as of the date of such termination.

(e)     409A Compliance. It is the intention of the Company and Employee that the payments and other benefits payable to Employee under this Agreement either be exempt from, or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The provisions of this Agreement shall be interpreted in such manner as may be required in order to be exempt from or to comply with Section 409A. In that regard:

(i)     If any payment to be made hereunder is “nonqualified deferred compensation” subject to Section 409A and the timing of such payment is based on termination of Employee’s employment with the Company, then for such purpose “termination of employment” shall mean “separation from service” with the Company as such term is defined for purposes of Section 409A under Treas. Reg. Section 1.409A-1(h).

(ii)     Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iii)     Each payment (including each installment payment) that may be made under this Agreement shall be considered a separate payment.

(iv)     In no event shall any payment of expense reimbursement under this Agreement be made later than the end of the calendar year next following the calendar year in which such expenses were incurred, and Employee shall be required to have submitted substantiation for such expenses at least ten (10) days before the last date for payment, the amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year, and Employee’s right to have the Company pay such expenses may not be liquidated or exchanged for any other benefit.

(v)     Notwithstanding any other provision in this Agreement, solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A, if a payment obligation under this Agreement arises on account of Employee’s “separation from service” (within the meaning of Section 409A) and Treas. Reg. Section 1.409A-1(h)) such payment shall not be made until the first to occur of (i) the date of Employee’s death or (ii) the date which is one day after the six (6) month anniversary of his “separation from service”, but in either case only if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service. Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in such immediately preceding sentence.

(vi)     The preceding provisions of this Section 5(e) shall not be construed as a guarantee by the Company or by any of the Company’s affiliates of any particular tax effect to Employee with regard to any payment under this Agreement or any other plan, program, arrangement or agreement. Neither the Company nor its affiliates shall be liable to Employee for any additional tax, penalty or interest imposed under Section 409A nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

6.     POLICIES AND PROCEDURES. The employment relationship between the parties hereto shall be governed by the general employment policies and practices adopted from time to time by the Company, provided that if the terms of this Agreement are in conflict with the Company’s general employment policies or practices in any manner, this Agreement shall control. Employee shall follow all Company policies as in effect from time to time, including the requirement to disclose to Chairman any actual or suspected existence of a loss, fraud, embezzlement, unsafe or improper practice or similar impairment of Company funds or property, or suspicious persons or activity.

7.	CONFIDENTIALITY AND RESTRICTIVE COVENANTS.

(a)     Confidentiality. Employee acknowledges that:

(i)     in addition to employment, his has received further compensation and benefits associated with that employment as a result of entering into this Agreement as consideration for his commitment to protect the Company’s Confidential Information and its client and employee relationships as set forth in this Paragraph 7 and the Company agrees to provide Employee with such Confidential Information;

(ii)     The business in which the Company is engaged is intensely competitive and that his employment by the Company will require that his have access to and knowledge of confidential information of the Company, including, but not limited to, the Company’s products, financial models, business plans, customer lists and information, investor lists and information, deals or transactions, software diagrams, flow charts and product plans, plans for creation, prototypes, acquisition or disposition of products or publications, expansion plans, financial status, statements and plans, products, improvements, formulas, methods of distribution, product development plans, personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company’s business (collectively, “Confidential Information”);

(iii)     the direct or indirect disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s business;

(iv)       by his training, experience and expertise, the Employee’s services to the Company will be special and unique; and

(v)        if the Employee leaves the Company’s employ to work for a competitive business, in any capacity, it would cause the Company irreparable harm.

(b)          Covenant Against Disclosure. The Employee therefore covenants and agrees that all Confidential Information relating to the Company’s business or any of its subsidiaries, affiliates or customers shall be and remain the sole property and confidential business information of the Company, free of any rights of the Employee. The Employee shall not at any time, directly or indirectly, make use of the Confidential Information except in the performance of his duties under this Agreement and shall not at any time disclose any Confidential Information to third parties, without the prior written consent of the Company.

(c)           Return of Company Documents and Information. The Employee will, upon any termination of his employment with the Company or upon the Company’s demand, return to the Company, or destroy where such destruction is certified in writing, all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof), together with all copies, recordings, abstracts, notes, computer diskettes, computer or computer assisted data storage or reproductions of any kind made from or about the documents and tangible items return to the Company, or the information they contain, and that his will not retain or furnish any such Confidential Information to any third party. Employee will also return all Company-provided electronic storage devices, and provide for inspection any of Employee’s electronic storage devices used by his to conduct Company business on or before his termination of employment, or upon the Company’s earlier demand.

(d)     Non-Competition. In consideration of the compensation and the other payments and benefits to which the Employee is eligible under this Agreement, during the Restricted Period (defined below), which shall include the Post-Employment Restricted Period, Employee shall not within the United States directly or indirectly, either for Employee’s own account or as a partner, shareholder (other than shares regularly traded in a recognized market), officer, employee, agent or otherwise associate with any other business, enterprise or venture that is the same or competitive with the Company (“Competitor”) in the field of investing in solar energy assets that are operating, under construction, or under development, or any such other field that the Company engages in during the period of Employee’s employment.

(i)     For the purposes of this Agreement, the following shall not be deemed to be a Competitor of the Company: (i) an investment banking institution, provided any work for such Investment Bank is in an advisory role and not an investment role; (ii) a private equity fund or fund manager that is not active in the renewable energy industry; (iii) a developer of solar energy projects, provided that such entity as set forth in section (iii) above does not market its projects to third-party investors that have had contact with the Company and is neither (A) a publicly traded “yieldco” (as such term is understood by the parties, and the financial industry in general, as of the date hereof), nor (B) has publicly announced or confirmed intentions to become a publicly traded “yieldco.”

(ii)     It is expressly agreed between the parties that the scope of the Company’s business is throughout the United States and that this restriction is reasonable.

(e)     Non-Solicitation. During the Restricted Period, which shall include the Post-Employment Restricted Period, Employee shall not, directly or indirectly, take any of the following actions, and, to the extent the Employee owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Employee will use his best efforts to ensure that such business does not take any of the following actions:

(i)     persuade or attempt to persuade any customer, consultant, investor or vendor of the Company to cease doing business with the Company or any of its subsidiaries or affiliates, or to reduce the amount of business any customer, consultant, investor or vendor does with the Company or any of its subsidiaries or affiliates;

(ii)     solicit or accept, for himself or any entity, any deal or transaction (or piece thereof) which was active or a prospective deal or transaction at the Company at any during the Employee’s employment;

(iii)     persuade or attempt to persuade any current employee of the Company or any of its subsidiaries or affiliates, or any individual who was an employee of the Company or any of its subsidiaries or affiliates during the six (6) month period prior to the Employee’s termination of employment, to leave the employ of the Company or any of its subsidiaries or affiliates or to otherwise hire any such employee or former employee.

(f)        Definition of Restricted Period. “Restricted Period” means collectively (i) the period commencing on the first day of Employee’s employment and ending on the last day of Employee’s employment, and (ii) the period commencing immediately following the last day of the employment and ending six (6) months later. (“Post-Employment Restricted Period”). For the avoidance of doubt, Paragraph 7, including all subparagraphs, applies regardless of the basis by which such termination of employment arises (whether by the Company or by the Employee).

(g)     Reasonableness of Restrictions. Employee acknowledges that the restrictions set forth in this Paragraph 7 are reasonable in scope and essential to protect the Company’s legitimate interests in safeguarding its Confidential Information, customer and employment relationships. The Executive further agrees that compliance by the Employee to the obligations set forth in Paragraphs 7(d) and 7(e) during the Restricted Period will not cause the Employee any undue hardship, especially given the substantial compensation and benefits provided for in this Agreement in exchange for his compliance with such obligations. Executive acknowledges that the compensation and benefits provided for herein will allow his to maintain a standard of living of at least the sort of fashion to which his became accustomed while employed at the Company. The Employee’s breach or threatened breach of his obligations set forth in this Paragraph 7 will result in the immediate suspension of any further payments to the Employee pursuant to Paragraph 3 and 5, as applicable, and for the avoidance of doubt, in the case of such suspension, Employee shall not be released or discharged from any of his obligations under this Agreement, including without limitation, this Paragraph 7 and the validity of the Release shall not be affected thereby.

(h)     Defend Trade Secrets Act of 2016 Notice. Nothing in this Agreement is intended to interfere with or discourage Employee’s good faith disclosure of a trade secret or other confidential information to any governmental entity related to a suspected violation of law. Notwithstanding anything to the contrary in this Agreement, the federal Defend Trade Secrets Act of 2016 provides that Employee cannot be held criminally or civilly liable under any federal or state trade secret law if Employee discloses a trade secret or other confidential information (a) to any federal, state, or local government official, to Employee’s attorneys, or in a sealed court document, for the purpose of reporting or investigating a suspected violation of the law; or (b) to Employee’s attorneys or in a sealed court document in connection with a lawsuit against Employee’s employer alleging retaliation by such employer for Employee’s reporting a suspected violation of the law, so long as Employee does not otherwise disclose the trade secret or other confidential information except as required by court order.

8.	INTELLECTUAL PROPERTY.

(a)     Assignment. The Employee assigns to the Company, without additional compensation, all right, title and interest in all creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Inventions”), relating to any activities of the Company that are conceived or developed by the Employee in the course of his employment, whether alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information after the termination of this Agreement for any reason. Such Inventions shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as the term is used in the United States Copyright Act.

(b)     Disclosure. The Employee will promptly inform the Company of any such Inventions. The Employee will (whether while employed by the Company or after the termination of this Agreement) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Inventions, including obtaining a patent, registering a copyright or otherwise (and the Employee irrevocably appoints the Company and any of its officers as attorney in fact to undertake such acts in his name). The Employee’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Inventions will continue after the termination of this Agreement for any reason.

(c)     Sublicense. To the extent, if any, that the Employee retains any right, title or interest with respect to any Inventions that his develops during his employment with the Company, the Employee grants to the Company an irrevocable, paid-up, transferable, sublicensable, worldwide right and license (i) to modify all or any portion of such Inventions, including, without limitation, the making of additions to or deletions from such Inventions, regardless of the medium (now or hereafter known) into which such Inventions may be modified and regardless of the effect of such modifications on the integrity of such Inventions, and (ii) to identify the Employee, or not to identify the Employee, as one or more authors of or contributors to such Inventions or any portion thereof, whether or not such Inventions or any portion thereof have been modified. The Employee further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Inventions that his may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

9.     NO CONFLICTING OBLIGATIONS. Employee represents and warrants to the Company that his is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement, nor shall his enter into any such agreement or commitment, contractual or otherwise, in conflict with his obligations under this Agreement. Employee represents and warrants that his shall not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which any other person has any right, title or interest other than with such other person’s consent (through license, assignment of interest or otherwise), and that his employment by the Company as contemplated by this Agreement shall not infringe or violate the rights of any other person or entity.

10.     OUTSIDE ACTIVITIES. Except with the prior written consent of Management, Employee shall not during the period of employment undertake or engage in any other employment, occupation, or business enterprise, other than ones in which Employee is a passive investor. Employee may engage in civic and not-for-profit activities and may, upon notice to Management, serve as a member of boards of directors of companies not engaged in competition with the Company so long as such activities do not materially interfere with the performance of his duties hereunder. Employee agrees to immediately disclose in writing to the Company any activities which may violate this provision.

11.	DISPUTES.

(a)     Arbitration. The Employee and the Company agree that, with the sole exception being disputes covered by Paragraph 7 and Paragraph 8 of this Agreement, any and all controversies, claims or disputes arising out of or relating to this Agreement, the Employee’s employment with the Company or the termination of such employment (“Claims”) shall be resolved solely by final and binding arbitration before a single neutral trial arbitrator pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, and in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”). The Employee irrevocably and unconditionally waives any right to a trial by jury in any controversy, claim or dispute with the Company and Employee irrevocably and unconditionally waives the right to arbitrate or otherwise litigate class actions, collective actions or representative actions against the Company, including those that arise under any federal, state or local law, including but not limited to any potential federal, state or local statutory wage and hour law, employment discrimination law, or other employment law Claims, including but not limited to Claims that could have been brought as class actions, under the Fair Labor Standards Act of 1938, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Law Act of 1993, as amended, the New York Labor Law, the New York Executive Law, the New York Civil Rights Law, the New York State Human Rights Law, the New York City Human Rights Law, the Texas Labor Code and the Texas Commission on Human Rights Act. The arbitration shall be conducted in Dallas, Texas unless the parties mutually agree otherwise. The Company shall bear all of the costs associated with the arbitration, including filing fees and any stipend for the arbitrator. The Company and Employee shall each bear its, his, or her own attorney's fees, except as otherwise awarded by the arbitrator. The award rendered by the arbitrator shall be final and judgment may be entered upon the award in any court having jurisdiction over the matter. Nothing in this Paragraph 11 shall be read to preclude the Company from seeking injunctive relief for the Employee's breach of any obligations pursuant to Paragraph 7 and Paragraph 8 of this Agreement.

(b)     Administrative Claims. This Agreement does not prohibit Employee from pursuing an administrative Claim with a federal, state, or local administrative agency such as the U.S. Equal Employment Opportunity Commission or the New York State Division on Human Rights. This Agreement does, however, preclude Employee form pursuing court action regarding any such Claim.

(c)     Confidentiality. The arbitration proceedings, including any award made, shall be private and confidential, except to the extent disclosure is required by law or applicable professional standards, or is necessary in a proceeding to confirm or enforce the award, or in a later proceeding between the parties.

(d)     Injunctive Relief; Jurisdiction; Venue. Notwithstanding the agreement to arbitrate, a breach by the Employee of his obligations under Paragraph 8 or Paragraph 9 of this Agreement would cause the Company irreparable harm, and no adequate remedy at law would be available in respect thereof. Accordingly, if any dispute arises between the parties under Paragraph 7 or Paragraph 8 of this Agreement, the Company shall not be required to arbitrate such Claim under Paragraph 11(a), but shall have the right to institute immediately judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim and shall be entitled to relief enjoining such acts without the need to post a bond. If such judicial proceedings are instituted, such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding under Paragraph 11(a) of this Agreement. The Employee and the Company consent to the jurisdiction of the United States District Court for the Southern District of New York (or if such court cannot exercise jurisdiction for any reason, to the jurisdiction of the Supreme Court of the State of New York, County of New York) for this purpose. Further, the Employee and the Company waive any objections to the jurisdiction of such courts based on improper or inconvenient forum.

(e)     Attorneys’ Fees. To the extent permitted by applicable law, Employee agrees to pay the Company’s costs and expenses, including reasonable attorneys’ fees, incurred by the Company in connection with the enforcement of Paragraph 7 and Paragraph 8 of this Agreement.

12.	GENERAL PROVISIONS.

(a)     Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (i) personal delivery, (ii) confirmed delivery by facsimile transmission, electronic transmission (email), or overnight courier, or (ii) the third day after mailing by first-class mail, to the Company at its primary office location and to Employee at his address as then listed in the Company’s payroll records.

(b)     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable whether in whole or in part under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed and construed in such jurisdiction so as to render it enforceable under applicable law insofar as possible consistent with the intent of the parties.

(c)     Waiver. If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(d)     Complete Agreement. This Agreement and its exhibits constitute the complete, final, and exclusive embodiment of the entire agreement between Employee and the Company with regard to the subject matter hereof, and it supersedes all prior term sheets, letter agreements and understandings between the parties, whether oral, written, or implied-in-fact. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by both Employee and a duly authorized member of the Board.

(e)     Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(f)     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors, and administrators, except that Employee may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

(g)     Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by the laws of the State of New York, without regard to New York’s conflict-of-laws rules. Employee agrees and acknowledges that this Agreement evidences an employment relationship in interstate commerce. Notwithstanding the provision in the first sentence of this Paragraph 12(g) with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(h)     Non-Publication. The parties hereto mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or such disclosure is made in confidence to the parties’ respective attorneys, accountants, other professional advisors, and immediate family.

(i)     Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same Agreement.

(j)     Survival.     Sections 7, 8 and 11 shall survive the termination of this Agreement.

(k)     Capacity. The Employee represents and warrants that he is not a party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Dated: June 7, 2016

EMPLOYEE	COMPANY VIVOPOWER USA, LLC

/s/ David N. Pilotte
Name: Gary Hui

By: /s/ Gary Hui

Title: Director